FOR IMMEDIATE RELEASE

CONTACT:

Mark Ravenstahl

Ansoft Corporation

TEL: 412.261.3200

FAX: 412.471.9427

EMAIL: mravenstahl@ansoft.com

ANSOFT CORPORATION CFO ANNOUNCES RETIREMENT

PITTSBURGH, PA - November 30, 2007 - Ansoft Corporation (NASDAQ: ANST) today announced that Thomas A.N. Miller, the company's Chief Financial Officer, will retire on December 31, 2007.

Miller, who is one of the company's founders and has served as Chief Financial Officer since February 2004, will be succeeded by Shane Emswiler, Ansoft's Vice President of Finance. Emswiler joined the company in September 2004.

"Tom has been a key member of the Ansoft team and we are grateful for his many contributions to our success", said Nicholas Csendes, Ansoft's President and Chief Executive Officer. "We are certain that this will be a seamless transition since Shane has been such an integral part of the management team since arriving at Ansoft."

Emswiler is a certified public accountant who joined Ansoft from Ernst & Young, where he was a senior manager in the assurance and advisory practice.

About Ansoft

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to achieve first-pass system success when designing mobile communication and Internet-access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs) and electromechanical systems. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe. To learn more, please visit www.ansoft.com.